RENTECH, INC.

Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RENTECH, INC.

These Amended and Restated Articles of Incorporation correctly set forth amend and restate the provisions of the Articles of Incorporation of Rentech, Inc. (the “Corporation”), as amended and currently in effect. These Amended and Restated Articles of Incorporation contain amendments that were adopted by the shareholders of the Corporation. The number of votes cast for the amendments by each voting group entitled to vote separately on the amendments were sufficient for approval by that voting group. These Amended and Restated Articles of Incorporation supersede all other Articles of Incorporation of the Corporation and all amendments and Articles of Amendment thereto. The Board of Directors of the Corporation has adopted this restatement of the Articles of Incorporation of the Corporation, as amended, without action of the shareholders, which was not required. The Articles of Incorporation of the Corporation are hereby amended and restated in the following manner:

ARTICLE ONE

NAME

The corporate name of the Corporation shall be Rentech, Inc.

ARTICLE TWO

PURPOSE

The purpose for which this Corporation is organized is the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE THREE

DURATION

This Corporation shall have perpetual existence.

ARTICLE FOUR

CAPITAL STOCK

4-1. The amount of authorized capital stock of this Corporation is 250,000,000 shares of Common Stock, each share having $.01 par value, and 1,000,000 shares of Preferred Stock, each share having $10.00 par value. All shares when issued shall be fully paid and nonassessable, the private property of shareholders, and shall not be liable for corporate debts. The Board of Directors shall have the authority to divide shares of Preferred Stock into series and, within the limitations provided by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the right to redeem all or any part of the outstanding Preferred Stock upon such terms as may have been established upon its issuance.

4-2. On such date or dates as the Board of Directors may fix each of the outstanding shares of the Corporation’s $.01 par value Common Stock, including treasury shares, if any, shall be subdivided or consolidated into such number of shares of Common Stock, $.01 par value per share, as the Board of Directors, in their discretion, may fix. Certificates representing shares of Common Stock of this Corporation which are issued and outstanding at the time of any such subdivision or combination may be required to be surrendered and exchanged, as the Board of

RENTECH, INC.

Directors may determine, for new certificates representing the applicable number of shares resulting from the subdivision or consolidation. This Article Four, Section Two, shall supersede and replace in its entirety the previous Article Four, Section Two of the Articles of Incorporation as of August 1, 1990, and such previous Article Four, Section Two shall be null and void as of its adoption on that date.

ARTICLE FIVE

RIGHTS OF SHAREHOLDERS

The rights and privileges relating to the shares of capital stock named in Article Four hereof shall be as follows:

5-1. No holder of any shares of any class of the Corporation shall, as such, have any preemptive right to purchase or subscribe for any shares of the capital stock or any other securities of the Corporation which it may issue or sell, whether out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the capital stock of the Corporation acquired by it after the issue thereof, nor shall any holder of any such shares of any class, as such, have any right to purchase or subscribe for any obligation which the Corporation may issue or sell that shall be convertible into or exchangeable for any shares of the capital stock of the Corporation, or to which shall be attached or appertain any warrant or warrants or any instrument or instruments that shall confer upon the owner of such obligation, warrant or instrument the right to subscribe for or to purchase from the Corporation any shares of any class of its capital stock.

5-2. Each share of Common Stock shall be entitled to one vote, either in person or by proxy, at all shareholders’ meetings, and each share of Preferred Stock shall be entitled to such votes, either in person or by proxy, at all shareholders’ meetings, as established by the Board of Directors pursuant to these Amended and Restated Articles of Incorporation. Cumulative voting shall not be allowed in the election of directors.

5-3. Subject to the rights and privileges relating to any outstanding shares of Preferred Stock of the Corporation, all outstanding shares of Common Stock shall share equally in dividends and upon liquidation. Dividends are payable at the discretion of the Board of Directors at such times and in such amounts as they deem advisable, subject, however, to the provisions of the laws of the State of Colorado.

5-4. The Board of Directors may cause any stock issued by the Corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as they deem fit, which restrictions, qualifications, limitations or special rights may be created by provisions in the Bylaws of the Corporation or in the minutes of any properly convened meeting of the Board of Directors; provided, however, notice of such special restrictions, qualifications, limitations or special rights must appear on the certificate evidencing ownership of such stock.

ARTICLE SIX

DIRECTORS

6-1. The business and affairs of the Corporation shall be governed by a Board of Directors who shall be elected according to the Bylaws of the Corporation. The number of directors shall be not less than three nor more than nine persons, provided, however, that there need by only as many directors as there are shareholders in the event that the outstanding shares are held of record by fewer than three shareholders. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

6-2. When the Board of Directors consists of six or more directors, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of shareholders after their election, the term of office of the second class to expire at the second annual meeting of shareholders after their election, and the term of office of the third class to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial

RENTECH, INC.

classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholder after their election.

6-3. Directors of the Corporation need not be residents of Colorado nor holders of shares of the Corporation’s capital stock.

6-4. Meetings of the Board of Directors, regular or special, may be held within or without Colorado upon such notice as may be prescribed by the Bylaws of the Corporation. Attendance of a director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

6-5. A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

6-6. By resolution adopted by a majority of the number of directors at any time constituting the Board of Directors, the Board of Directors may designate two or more directors to constitute an executive committee and one or more other committees which shall have and may exercise, to the extent permitted by law, the Bylaws, or such resolution, all of the authority of the Board of Directors in the management of the Corporation; provided, however, that such delegation of authority thereto shall not operate to relieve the Board of Directors or any member thereof of any responsibility imposed on it or him by law.

6-7. Any vacancy in the Board of Directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

6-8. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at a meeting of shareholders called expressly for that purpose, the entire Board of Directors or any lesser number may be removed, with cause, by a vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors; however, it shall require the vote of the holders of two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote in the election of directors in order to remove the entire Board of Directors or a lesser number thereof without cause.

ARTICLE SEVEN

PLACE OF BUSINESS

The principal office and the principal place of business of the Corporation initially shall be located in the City of Denver, State of Colorado. The Board of Directors may, however, from time to time establish such other offices, branches, subsidiaries or divisions in such other place or places within or without the State of Colorado as it deems advisable.

ARTICLE EIGHT

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors at such time and in such manner as may be prescribed by the Bylaws of the Corporation. Such other officers, assistant officers and agents as deemed necessary may be elected or appointed by the Board of Directors or chosen in such other manner as may be prescribed by the Bylaws. Any two or more offices may be held by the same person, except the offices of President and Secretary.

RENTECH, INC.

ARTICLE NINE

BYLAWS

The Board of Directors shall have the power to make and adopt Bylaws for the government of the Corporation not inconsistent with the laws of the State of Colorado for the purpose of regulating and carrying on the business of the Corporation within the scope of its objects and purposes; and the Board of Directors from time to time may change, alter or amend the same as may be beneficial to the interests of the Corporation except as otherwise specifically provided therein.

ARTICLE TEN

MEETINGS OF SHAREHOLDERS

Meetings of shareholders of the Corporation shall be held at such place within or without the State of Colorado and at such times as may be prescribed in the Bylaws of the Corporation. Special meetings of the shareholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote at the meeting. At the meeting of the shareholders, except to the extent otherwise provided by the Bylaws or by law, a quorum shall consist of not less than a majority of the voting power of the shares of capital stock then outstanding entitled to vote in the election of directors, voting together as a single class. If a quorum is present, the affirmative vote of a majority of the voting power of such shares represented at the meeting and entitled to vote thereat shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by these Amended and Restated Articles of Incorporation, by law, or otherwise.

ARTICLE ELEVEN

SALE OF ASSETS

Whenever the Board of Directors at any meeting thereof, by a majority vote of the whole Board, determines that it is in the best interests of the Corporation, the Corporation may sell, lease, exchange, or convey all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration as the Board of Directors shall deem expedient; provided, however, that the sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation shall be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the capital stock then issued and outstanding, unless any class or series of stock is entitled to vote thereon as a class, in which event the authorization shall require the affirmative vote of the holders of two-thirds of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon, such vote to be taken at a meeting of shareholders duly called for that purpose as provided by the statutes of the State of Colorado.

ARTICLE TWELVE

INTEREST OF DIRECTORS IN CONTRACTS

Any contract or other transaction between the Corporation and one or more of its directors, between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any Corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, and notwithstanding his or their participation in such action, if the facts of such interest shall be disclosed or known to the Board of Directors or committee exercising the powers of the Board of Directors, and the Board of Directors or committee shall, nevertheless, authorize, approve, and ratify such contract or transaction by a vote of a majority of the Board of Directors or committee members present, such interested director or directors to be counted in determining whether a quorum is present but not to be counted in calculating the majority necessary to carry such vote. This Article shall not

RENTECH, INC.

be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

ARTICLE THIRTEEN

LIMITATION ON PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

13-1. Except as provided by the Colorado Business Corporation Act, no person who is or was a director of the Corporation shall be personally liable to the Corporation or to the shareholders for monetary damages for breach of fiduciary duty as a director.

13-2. No officers or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of the Corporation, unless such officer or director was personally involved in the situation giving rise to the litigation or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

13-3. The limitations on personal liability in this Article Thirteen shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such director of officer.

ARTICLE FOURTEEN

INDEMNIFICATION

The Corporation shall indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or who, while a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against expenses (including attorney fees) actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent that and under the circumstances the Colorado Business Corporation Act permits indemnification. Any indemnification under this Article (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the Colorado Business Corporation Act with respect to indemnification of directors. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, by a majority vote of a committee of the Board of Directors designated by the Board of Directors, which committee shall consist of two or more directors who were not parties to such action, suit or proceeding, except that directors who were parties to such action, suit or proceeding may participate in the designation of directors for the committee. If such quorum is not obtainable or such committee cannot be established under (1) and (2) above, or even if a quorum is obtainable or a committee is designated if such quorum or committee so directs, such determination shall be made (a) by independent legal counsel selected by vote of the Board of Directors or such committee in the manner specified (1) or (2) (as the case may be) or, if such quorum cannot be obtained and such a committee cannot be established, by independent legal counsel selected by a majority vote of the full Board of Directors, or (b) by the shareholders. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is proper is made; except that, if the determination that indemnification is proper is made by independent legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by the body that selected said counsel.

RENTECH, INC.

The foregoing right of indemnification shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary, or agent and shall inure to the benefit of their heirs, executors and administrators of such a person.

ARTICLE FIFTEEN

CERTAIN BUSINESS COMBINATIONS

15-1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or the Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in Section 15-2 of this Article Fifteen:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with, into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors (the “Voting Stock”). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of “Business Combination”. The term “Business Combination” as used in this Article Fifteen shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 15-1.

15-2. When Higher Vote Is Not Required. The provisions of Section 15-1 of this Article Fifteen shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Amended and Restated Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

RENTECH, INC.

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Fifteen as the “Determination Date”), whichever is higher; and

(c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph B(i)(b) preceding, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

(ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph B(ii)(c) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

RENTECH, INC.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the forms of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefore any periodic dividends in full (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends previously paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

15-3. Certain Definitions. For the purposes of this Article Fifteen:

A. A “person” shall mean any individual, firm, corporation or other entity.

B. “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at anytime within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

RENTECH, INC.

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person in an Interested Stockholder pursuant to paragraph B of this Section 15-3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 15-3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” or “Associates” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 23, 1983.

F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 15-3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

H. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I. “Institutional Voting Stock” shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

J. In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in Sections 15-2B(i) and (ii) of this Article Fifteen shall include the shares of Common Stock or the shares of any other class of outstanding Voting Stock retained by the holders of such shares, or both.

RENTECH, INC.

15-4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article Fifteen, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a class of Voting Stock is Institutional Voting Stock and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

15-5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Fifteen shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE SIXTEEN

CLASS VOTING AND INCREASED VOTING REQUIREMENTS

16-1. Whenever under the Colorado Business Corporation Act or these Amended and Restated Articles of Incorporation the affirmative vote or concurrence of the record holder or holders of a specified percentage, or more, of the shares of the then outstanding shares of capital stock of the Corporation, or any class or series thereof, entitled to vote thereon, is required to approve specified corporate transactions or proceedings, then in each and all such cases the affirmative vote or concurrence required shall include that percentage of the voting power of the shares of each class of shares entitled to vote as a class thereon.

16-2. Unless as otherwise required by law, the affirmative vote of the holders of a majority or more of the voting power of the shares of each class of shares entitled to vote as a class thereon shall be sufficient to amend the provisions of these Amended and Restated Articles of Incorporation except that the affirmative vote of the holders of two-thirds or more of the voting power of the shares of each class of shares entitled to vote as a class thereon shall be required to amend or repeal, or adopt any provisions inconsistent with Articles Five, Six, or Sixteen, and the affirmative vote of the holders of eighty percent or more of the voting power of the shares of each class of shares entitled to vote as a class therein shall be required to amend or repeal, or adopt any provisions inconsistent with Articles Fifteen and Sixteen.

RENTECH, INC.

ARTICLE SEVENTEEN

PERSONAL HOLDING COMPANY STATUS

In order to prevent acquisitions of the Corporation’s Common Stock or other securities which might result in the Corporation being classified as a personal holding company, as defined by the Internal Revenue Code of 1986, as further amended, proposals for acquisitions of the Corporation’s Common Stock or other securities by any person who beneficially owns or intends to acquire an aggregate of more than five percent, or increase his ownership to more than five percent, of such stock, securities, or any combination thereof, shall be submitted in writing to the Board of Directors at least twenty days before the proposed effective date of the transaction, together with a written statement describing the present and proposed aggregate ownership of such stock and securities by the proposed acquiring person and its affiliates. Affiliate means any person or entity whose ownership is attributable to the proposed acquiring person for purposes of the personal holding company provisions of the Internal Revenue Code. The written statement shall be provided to the Corporation to the attention of the secretary. The Corporation, acting through the Board of Directors or its designated authority, shall have the right, within twenty days of receipt by the corporate secretary of such written statement, in the sole discretion of the Corporation, to disapprove the proposed acquisition if it determines in good faith that the transaction could or reasonably might, within a period of two years following the proposed date of the transaction, cause the Corporation to be classified as a personal holding company. If the Corporation disapproves such acquisition within the twenty-day period, the transaction shall not be completed and the Corporation shall not recognize the proposed acquiring person as the owner of any such stock or securities of the Corporation which he proposed to acquire. Neither the Corporation nor its officers, directors or agents shall be liable for the exercise of such discretion in good faith. Endorsements giving notice of this limitation on ownership may be placed upon certificates issued by the Corporation evidencing shares of its Common Stock or other securities.

ARTICLE EIGHTEEN

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation expressly reserves the right to amend these Articles of Incorporation and to alter, change, or repeal any provision contained herein in any manner now or hereafter permitted or provided by the corporation laws of Colorado, subject, however, to the provisions of the Articles of Incorporation and the Bylaws of the Corporation, and the rights of all shareholders are expressly made subject to such power of amendment.

ARTICLE NINETEEN

DESIGNATION, PREFERENCES AND RIGHTS OF SERIES 1998-C

PARTICIPATING CUMULATIVE PREFERENCE STOCK

19-1. Designation and Amount. The shares of this series shall be designated as “Series 1998-C Participating Cumulative Preference Stock” and shall consist of 500,000 shares of Preferred Stock, $10 par value per share, having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 1998-C Participating Cumulative Preference Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options or rights or upon the conversion of any outstanding securities issued by the Corporation convertible into Series 1998-C Participating Cumulative Preference Stock.

19-2. Dividends and Distributions. The holders of Series 1998-C Participating Cumulative Preference Stock shall have the following dividend rights:

A. Subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), that may be declared on the Common Stock,. In the event the Corporation shall at any time after November 10, 1998 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common

RENTECH, INC.

Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series 1998-C Participating Cumulative Preference Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Declaration of a dividend on the Common Stock is at the sole discretion of the Corporation.

B. The Corporation shall declare a dividend or distribution on the Series 1998-C Participating Cumulative Preference Stock as provided in paragraph A above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

C. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series 1998-C Participating Cumulative Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series 1998-C Participating Cumulative Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

19-3. Voting Rights. In addition to the voting rights otherwise required by law, the holders of shares of Series 1998-C Participating Cumulative Preference Stock shall have the following voting rights:

A. Subject to the provision for adjustment hereinafter set forth, each share of Series 1998-C Participating Cumulative Preference Stock shall entitle the holder thereof to 300 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series 1998-C Participating Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. Except as otherwise provided in the Corporation’s Amended and Restated Articles of Incorporation or by law, the holders of shares of Series 1998-C Participating Cumulative Preference Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. (i) If at any time dividends on any Series 1998-C Participating Cumulative Preference Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series 1998-C Participating Cumulative Preference Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series 1998-C Participating Cumulative Preference Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series 1998-C Participating Cumulative Preference Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 19-3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock Outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default

RENTECH, INC.

period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series 1998-C Participating Cumulative Preference Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, Chief Executive Officer and President, a Senior Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 19-3C(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to the holder the last address appearing on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph 19-3C(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph C(ii) of this Section 19-3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph 19-3C to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Corporation’s Amended and Restated Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph C(ii) of this Section 19-3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

D. Except as set forth herein, holders of Series 1998-C Participating Cumulative Preference Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

19-4. Cancellation. Any shares of Series 1998-C Participating Cumulative Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the

RENTECH, INC.

shareholders or the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Corporation’s Amended and Restated Articles of Incorporation.

19-5. Restrictions. The Corporation shall abide by the following restrictions:

A. Whenever quarterly dividends or other dividends or distributions payable on the Series 1998-C Participating Cumulative Preference Stock as provided for in Section 19-2 are in arrears or the Corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series 1998-C Participating Cumulative Preference Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series 1998-C Participating Cumulative Preference Stock may have in such circumstances, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1998-C Participating Cumulative Preference Stock, unless dividends are paid ratably on the Series 1998-C Participating Cumulative Preference Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998-C Participating Cumulative Preference Stocks or redeem or purchase or otherwise acquire for consideration any shares of Series 1998-C Participating Cumulative Preference Stock, or any shares of stock ranking on a parity with the Series 1998-C Participating Cumulative Preference Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph A of this Section 19-5, purchase or otherwise acquire such shares at such time and in such manner.

19-6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series 1998-C Participating Cumulative Preference Stock shall have the following rights.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to the Series 1998-C Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Series 1998-C Participating Cumulative Preference Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series 1998-C Liquidation Preference”). Following the payment of the full amount of the Series 1998-C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series 1998-C Participating Cumulative Preference Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series 1998-C Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount

RENTECH, INC.

of the Series 1998-C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series 1998-C Participating Cumulative Preference Stock and Common Stock, respectively, holders of Series 1998-C Participating Cumulative Preference Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series 1998-C Participating Cumulative Preference Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series 1998-C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series 1998-C Participating Cumulative Preference Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

19-7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series 1998-C Participating Cumulative Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series 1998-C Participating Cumulative Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

19-8. No Redemption. The shares of Series 1998-C Participating Cumulative Preference Stock shall not be redeemable by the holders thereof.

19-9. Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series 1998-C Participating Cumulative Preference Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series 1998-C Participating Cumulative Preference Stock, voting separately as a class.

19-10. Fractional Shares. Series 1998-C Participating Cumulative Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series 1998-C Participating Cumulative Preference Stock.

RENTECH, INC.

ARTICLE TWENTY

DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK

20-1. Designation. The shares of this series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

20-2. Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be 90,000 shares of such series.

20-3. Dividends. To the extent permitted by applicable law, each share of Series A Preferred Stock shall pay a mandatory monthly dividend (the “Series A Preferred Stock Dividend”), at an annual rate equal to the product of multiplying (i) $100.00 per share (the “Series A Purchase Price”), by (ii) the Prime Rate as reported by the Wall Street Journal on the first day of the month plus 2% percent. The Series A Preferred Stock Dividend shall be payable monthly in arrears on the last day of each month, in cash or at the option of the Corporation, payable in shares of the Corporation’s registered, free-trading Common Stock valued at the Market Price per share, as subsequently defined in this document. . The Series A Preferred Stock Dividend shall be calculated on the basis of a 360-day year.

A. Notwithstanding the foregoing, during any six- month period, the portion of the Series A Preferred Stock Dividend which may be payable in Common Stock is subject to limitation such that the aggregate shares of Common Stock issued to any holder of Series A Preferred Stock and its affiliates, (including shares of Common Stock issuable to such holder on conversion of the Series A Preferred Stock and on exercise of any Company warrants) shall not exceed 19.9% of the shares of the Common Stock outstanding.

B. Further, the portion of the Series A Preferred Stock Dividend which may be paid in Common Stock is subject to limitation such that the beneficial ownership of Common Stock (excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of warrants which have not yet been converted or exercised) of each holder and its affiliates shall remain in the aggregate below 9.99% of the total Common Stock outstanding at all times.

C. In addition, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends and to the extent permitted by applicable law, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

20-4. Liquidation Preference.

A. Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $100.00 (the “Series A Purchase Price”) per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. The holders of the Series A Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock. Such payment shall

RENTECH, INC.

constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

B. Consolidation, Merger and Other Corporate Events. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (D), (E), (F) or (G) of Section 20-6 , shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 20-4, provided, however, in the case of a merger, if (a) the Corporation is the surviving entity, (b) the Corporation’s shareholders hold a majority of the shares of the surviving entity, and (c) the Corporation’s directors hold a majority of the seats on the board of directors of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this Section 20-4. In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, or any stock splits, be deemed a “reclassification” under or otherwise limited by the terms hereof.

C. Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in Section 20-4(A), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

D. Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of Series A Preferred Stock shall have no further rights in respect at such Series A Stock which shall become null and void, and the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

E. Preference; Priority. References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

20-5. Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

20-6. Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

A. Right to Convert. Commencing on the earlier of 90 days after the date of acquisition of Series A Preferred Stock or the date that an effective registration is on file with the Securities and Exchange Commission with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, subject to and in compliance with the provisions of this Section 20-6, any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, that a holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation’s Common

RENTECH, INC.

Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder, is not more than 9.99% of the Corporation’s Common Stock then outstanding.

B. Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the written notice is delivered to the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

C. Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Purchase Price by the then existing Conversion Price (as set forth below) (the “Conversion Ratio”). The “Conversion Price” per share for the Series A Preferred Stock shall be equal to 80% of the Market Price (as defined below and subject to adjustment as described below), on the date of conversion, rounded to the nearest ten thousandth; provided, however, that subject to the provisions of the next sentence, in no event shall the Conversion Price be less than $0.80 per share (the “Floor Price”) or exceed $1.3852 per share (the “Ceiling Price”). The Floor Price and Ceiling Price shall be further adjusted upon the occurrence of any event in Section 20-6 (D) and (E).

“Market Price” shall be the average of the volume weighted average price of the Corporation’s Common Stock for the 5 immediately preceding trading days (which need not occur on consecutive trading days) and may include trading days prior to the original issue date), provided, that such 5 trading day period shall be extended by the number of trading days during such period on which (i) trading in the Corporation’s Common Stock is suspended by, or not traded on, the trading market on which the common stock is then traded, or (ii) after the date of registration statement (the “Series A Preferred Stock Registration Statement”) for the underlying shares of common stock of the Corporation into which the Series A Preferred Stock may be converted is declared effective by the SEC, the prospectus included in the Series A Preferred Stock Registration Statement may not be used by the holder for resale of underlying shares of common stock, is suspended by, or not traded on, the trading market on which the common stock is then listed, or (iii) after the date the Series A Preferred Stock Registration Statement is declared effective by the SEC, the prospectus included in the Series A Preferred Stock Registration Statement for the underlying shares may not be used by the holder for the resale of underlying shares of common stock (provided such inability to use the prospectus is not (a) caused by the holder or (b) as a result of the Company’s filing of post-effective amendments to the Series A Preferred Stock Registration Statement.)

If an Event of Default occurs, as defined in the Subscription Agreement for the Series A Preferred Stock, the Conversion Price shall be reduced to 70% of the Market Price, provided, however, in no event shall the Conversion Price be less than the Floor Price.

D. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date shares of the Series A Preferred Stock are first issued (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Floor Price and Ceiling Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Price and Ceiling Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 20-6(D) shall become effective at the close of business on the date the subdivision or combination becomes effective.

E. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of

RENTECH, INC.

holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Price and Ceiling Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Price and Ceiling Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Floor Price and Ceiling Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Price and Ceiling Price shall be adjusted pursuant to this Section 20-6(e) as of the time of actual payment of such dividends or distributions.

F. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 20-6 with respect to the rights of the holders of the Series A Preferred Stock.

G. Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 20-6), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

H. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 20-6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 20-6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 20-6 (including adjustment of the Floor Price and Ceiling Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

RENTECH, INC.

I. Sale of Common Stock or Securities Convertible Into Common Stock. In the event the Corporation sells Common Stock or other securities convertible into or exercisable for Common Stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect (other than in connection with an acquisition of the securities, assets or business of another company, joint ventures and employee stock options), then for all future conversions, the Conversion Price shall be the lower of (a) the Conversion Price calculated pursuant to Section 20-6(C) hereof on the date of conversion, or, (b) the price per share at which the Corporation sold such securities.

J. Certificate of Adjustment. In each case of an adjustment or readjustment of the Floor Price and Ceiling Price or the securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

K. Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

L. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round down to the nearest whole number.

M. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, 11,250,000 shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

N. Notices. Any notice required by the provisions of this Section 20-6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

O. Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

RENTECH, INC.

P. No Dilution or Impairment. The Corporation shall not amend its Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock.

Q. Mandatory Conversion. Provided that (a) there is an effective registration statement on file with the SEC for the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and (b) the closing price of the Common Stock for the twenty (20) preceding trading days is equal to or greater than $2.70 per share, then the Corporation, at its option, may by delivery of written notice, require any holder of the Series A Preferred Stock to convert all, or a portion, of the then outstanding Preferred Stock. The conversion shall be made within 5 trading days after receipt of the notice. Notwithstanding the foregoing, any conversion by a holder of Preferred Stock into Common Stock shall be limited such that the beneficial ownership of such holder and its affiliates of Common Stock acquired from the Corporation (excluding shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and exercise of warrants which have not yet been converted or exercised) shall in the aggregate not exceed 9.99% of the total Common Stock outstanding.

20-7. No Re-issuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Amended and Restated Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

20-8. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

The number of authorized shares of Preferred Stock of the Corporation is 1,000,000 and the number of shares of Series A Stock is 90,000.

By previous resolutions of the Board of Directors and without shareholder approval, the Board of Directors, acting under powers granted by the provisions of Section 4-1, divided the Corporation’s Preferred Stock into two series, and fixed and determined the relative rights and preferences of such shares. These Amended and Restated Articles of Incorporation have been amended to include Articles Nineteen and Twenty which describe the two series of the Corporation’s Preferred Stock.

IN WITNESS WHEREOF, Rentech, Inc. has caused these Amended and Restated Articles of Incorporation to be signed on its behalf by its President and witnessed or attested by its Secretary as of April 28, 2005.

Attest:	RENTECH, INC.

/s/ Ronald C. Butz	/s/ Dennis L. Yakobson
Ronald C. Butz, Secretary	Dennis L. Yakobson, President

RENTECH, INC.

Acknowledgements

The undersigned President and Secretary of Rentech, Inc., who executed the foregoing Amended and Restated Articles of Incorporation, each hereby acknowledge, in the name and on behalf of the Corporation, that the Amended and Restated Articles of Incorporation correctly set forth and restate the Articles of Incorporation of Rentech, Inc. as amended and currently in effect.

/s/ Ronald C. Butz	/s/ Dennis L. Yakobson
Ronald C. Butz, Secretary	Dennis L. Yakobson, President

STATE OF COLORADO	)
) ss.
City and County of Denver	)

I, Carol A. Florcyk, a notary public, hereby certify that on the 28th day of April, 2005, personally appeared before me Dennis L. Yakobson and Ronald C. Butz, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of Rentech, Inc. and that they are the persons who signed the foregoing Amended and Restated Articles of Incorporation of Rentech, Inc. in their capacities as President and Secretary of the Corporation and that the statements therein contained are true to the best of their knowledge, information and belief.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of April, 2005.

My Commission expires:

2/20/2008	/s/ Carol A. Florcyk
Notary Public